Exhibit 10.12

LEASE AND OPTION AGREEMENT

THIS LEASE AND OPTION AGREEMENT, made and entered into this 18th day of August, 2010, by and between SILVER KING LTD, an Idaho limited partnership, hereinafter referred to as the LESSOR, and SHOSHONE SILVER/GOLD MINING CO., whose address is 3714 W. Industrial Loop, Coeur d'Alene, Idaho 83815, hereinafter referred to as the LESSEE.

WITNESSETH:

In consideration of the sum of Ten Thousand Dollars ($10,000.00) now paid by LESSEE, the receipt and sufficiency thereof is hereby acknowledged, and of the terms, covenants, and conditions to be kept and performed by the parties hereto, the LESSOR hereby sole and exclusive possession and control, with rights of ingress and egress, both on the surface and underground, for the purposes of prospecting, mining, stripping (i.e. the removal of earth or noncore rock material as required to gain access to the desired ore or mineral materials or property on that certain placer mining ground described on Record of Survey as

> Silver King Limited record of survey dated August 14, 1981 showing patented mining claims in Warrens Mining District, Idaho County, Warren, Idaho. (T. 22N., R. 6E., B.M.), less any existing road right-of-ways, less the Virginia Placer Number 1893 indicated on said record of survey, less that parcel of real property described in that certain deed from Silver King Limited to Leland and Betty Cavner, a copy of which is attached.

TERMS OF LEASE AND OPTION:

The term of this lease and option, unless sooner forfeited, canceled, terminated or surrendered as hereinafter provided, shall be for a period of three (3) years, commencing from July 15, 2010, and ending on July 15, 2013, and may be extended by mutual consent

RENTAL:

Upon successful completion of due diligence on July 15, 2010, LESSEE will sign formal agreement (i.e. Lease and Option Agreement) and pay Ten Thousand Dollars ($10,000.00); and an annual payment of Ten Thousand Dollars ($10,000.00) due July 15, 2011; and an annual payment of Ten Thousand Dollars ($10,000.00) due July 15, 2012. All rental payments will be

applied [redacted] to the purchase price in the event the option to purchase is exercised.

ROYALTY:

LESSEE agrees to pay a sliding scale Net Smelter Return royalty to the LESSOR pertaining to any metal sales proceeds, less applicable shipping, smelting costs, and taxes based on metal output, production and sales on and ores extracted from the property under this lease agreement. This royalty shall terminate as of the closing date in the event that the OPTION TO PURCHASE described below is exercised. Payment of such Royalty shall be made by Lessor to Lessee within thirty (30) days of Lessor's having been paid for the mining/gold recovery. Lessee shall provide proof of such payment to the Lessor upon Lessor's written request. The sliding scale royalty is as follows:

GOLD PRICE	
$1 to $400	4% of net smelter return
$401 to $800	6% of net smelter return
$801 and greater	8% of net smelter return

OPTION TO PURCHASE:

LESSOR hereby grants to LESSEE during the term of this lease, the sole and exclusive option to purchase the herein- described property comprising some 174 patented acres (more or less), including all mineral rights, water rights, timber rights and other rights to said properties, on or before July 15, 2013, for the total purchase price payable in cash, upon exercise of the option as otherwise indicated, of One Million Three Hundred Thousand Dollars ($1,300,000.00), with One Hundred Thousand ($100,000.00) down, Two Hundred Forty Thousand ($240,000.00) per year for five (5) years , at no interest.

WARRANTY OF TITLE:

LESSOR specifically represents that it holds exclusive possessory title, subject only to the paramount interest of the United States of America.

At any time during the term thereof that LESSEE gives notice that it is exercising its option to purchase the said property, LESSOR agrees that it will deposit good and sufficient instruments conveying the property to LESSEE, or as it may direct or to its assigns, conveying said property free and clear of all encumbrances. LESSEE shall have a reasonable time thereafter, not later than thirty (30) days to examine the title. If objection to the title is raised by LESSEE, then LESSOR agrees to take all requisite action necessary to validate the title. In the

event of any dispute during the term hereof regarding the ownership or possessory rights of LESSOR, LESSOR agrees to furnish satisfactory evidence that such disputes have been settled.

WORK REQUIREMENTS:

LESSEE agrees to perform all work on said property in a good and minerlike manner. LESSEE further agrees to keep such mining claims in good standing and will annually file the necessary PROOFS of Labor upon such claims under local, state, and federal laws or regulations. LESSEE shall only store and maintain any mine tailings generated from the Silver King Limited and the Iola Corporation.

FORCE MAJEURE:

LESSEE shall not be required to mine or otherwise operate the property during such time as it shall be prevented from doing so by strikes, walkouts, fire, floods or other causes beyond its control. This lease is to be extended for time equal to that LESSEE is prevented from operating under the above provisions.

FORFEITURE:

Should the payments required to be paid hereunder not be paid when due, LESSOR may give notice by registered mail of its intention to forfeit said lease. If this agreement is not brought to date within thirty (30) days after mailing by registered mail of said delinquency, LESSOR may declare this lease null and void and give notice to LESSEE to that effect. LESSEE agrees to peaceably surrender said premises or LESSOR may go in and on said premises and remove all persons therefrom and reclaim the ownership and possession of the same. Provided, however, if LESSEE's default is cured, then the lease shall remain in full force and effect.

TAXES, WORKMEN'S COMPENSATION, ETC.:

LESSEE agrees that during the term hereof:

LESSOR will be responsible for sending LESSEE all tax notices promptly upon receipt to allow for timely payment

(a) LESSEE will pay, when due and before delinquent, all taxes levied or assessed against the property and all personal property taxes levied and assessed against all personal property, machinery, and equipment places thereon.

(b) LESSEE will pay any taxes which may be levied upon the mineral rights of the property and will pay when due all occupational, license, output, production, sales, and other taxes upon or in connection with ores or minerals extracted from the property, except income or other taxes levied and assessed on income of LESSOR.

(c) LESSEE will comply with all applicable laws, safety regulations, and ordinances in the operation and development of said property and shall not permit or suffer any liens of any kind or nature to accrue or attach against said property for any work done

or machinery, equipment, or materials furnished thereon at the instance or request of or on behalf of LESSEE.

INSPECTION RIGHTS:

LESSEE agrees that any and all work which is performed under the terms of this agreement shall be performed in a good miner like manner and in accordance with good mining practices. LESSOR and its authorized agents shall have the right at all reasonable times to inspect the workings during working hours until such time as LESSEE exercises its option to purchase. The right of the LESSOR to enter the mine workings or plant operations of LESSEE shall be at LESSOR's sole risk and LESSOR shall indemnify and hold harmless LESSEE from any damage, claims, or demands by reason of injury to or presence of LESSOR or its agents in the mine workings or plants.

REMOVAL OF MACHINERY:

Upon the termination of this agreement, LESSEE shall have the obligation to remove from the premises all machinery, tools, and other equipment placed thereon by it within a period of ninety (90) days from the date of termination.

NOTICES:

All notices given or required to be given under the terms of this agreement shall be in writing, sent by certified or registered mail, addressed to the parties as follows:

To LESSOR: Silver King Limited
5028 W. Baywood
Boise, ID 83703

To LESSEE: Shoshone Silver/Gold Mining Co.
3714 W. Industrial Loop
Coeur d'Alene, ID 83815

except as either party hereto shall hereafter instruct the other party by written notice to be appended to this agreement.

ASSIGNMENT:

This lease shall not be assigned by LESSEE without the written consent of LESSOR. LESSOR agrees not to unreasonably withhold said consent.

LESSOR agrees it will not assign any property rights pertaining to said property, surface underground, including royalties, annual advancement, or payments, without the written consent of LESSEE. LESSEE agrees not to unreasonably withhold said consent.

SUCCESSION:

This agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have set their hands or executed these presents by their duly authorized agents the day and year first above written,

SILVER KING LIMITED

By________________________________

Kenneth L. Smith

Its: A General Partner

LESSOR

ATTEST:

____

SHOSHONE SILVER/GOLD MINING CO.

By________________________________ President

LESSEE

STATE OF IDAHO)
) ss.
County of Ada)

On this ______ day of ____________, 2010, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared KENNETH L. SMITH, known or identified to me to be A General Partner of Silver King Limited, the limited partnership that executed the within instrument, and acknowledged to me that he executed the same for and on behalf of said limited partnership.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written

____
Notary Public for the State of Idaho
My commission Expires: __________

STATE OF IDAHO)
) ss.
County of Kootenai)

On this 18th day of August, 2010, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared Lex Smith, known or identified to me to be the President of Shoshone Silver/Gold Mining Co., the company that executed the within instrument, and acknowledged to me that he executed the same for and on behalf of said company.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written

MELANIE L. FARRAND NOTARY PUBLIC STATE OF IDAHO

Notary Public for the State of Idaho
My commission Expires: 03-07-2013